Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road
Suite 200
Richardson TX 75081 USA
(972) 234-6400 main

Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. ANNOUNCES
FOURTH QUARTER AND ANNUAL RESULTS

Richardson, Texas — March 26, 2008 — Intrusion Inc. (OTCBB: INTZ), (“Intrusion”) today announced financial results for the quarter and year ended December 31, 2007.

Revenue for the fourth quarter 2007 was $0.5 million, compared to $1.5 million for the fourth quarter 2006.  Revenue for the year 2007 was $3.5 million, compared to $5.2 million in 2006.

Intrusion’s net loss was $0.8 million in the fourth quarter 2007, compared to $0.2 million for the fourth quarter 2006.   Net loss was $2.4 million for the year 2007, compared to $3.0 million for the year 2006.

Gross profit margin was 61% of revenue in the fourth quarter of 2007, compared to 60% of revenue in the fourth quarter 2006.   For the year 2007, the gross profit margin was 61%, compared to 58% in 2006.

Intrusion’s fourth quarter 2007 operating expenses were $1.1 million; the same as the fourth quarter 2006.  For the year 2007, operating expenses were $4.5 million, down from $6.0 million in 2006.

As of December 31, 2007, Intrusion reported cash and cash equivalents of $0.4 million, working capital of $(0.4) million and debt of $0.1 million.

 “Revenue in the fourth quarter was reduced by slippage of contracts from the U.S. Government which was impacted by Congress’ delay in approving the 2008 U.S. Government budget,” stated G. Ward Paxton.

Intrusion

Fourth Quarter 2007 Results

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT today.  Interested investors can access the call at 1-800-399-2043 (if outside the United States, 1-706-634-5518).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until April 2, 2008 by calling 1-800-642-1687 (if outside the United States, 1-706-645-9291).  At the replay prompt, enter conference identification number 41042829.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, regulated information compliance, and data privacy protection and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for identity identification, the Compliance Commander™ for regulated information and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release, other than historical information, may include forward-looking statements regarding future events or the future financial performance of the Company.  Such statements include, without limitations, statements regarding future revenue growth and profitability, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: the difficulties in forecasting future sales caused by current economic and market conditions, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, the impact of our cost reduction programs and our refocused product line, the difficulties and uncertainties in successfully developing and introducing new products in emerging markets, market acceptance of our products, the impact of our sustained losses on our ability to successfully operate and grow our business, our stock price and the recent loss of our Nasdaq listing, our ability to generate sufficient cash flow or obtain additional financing on acceptable terms in order to fund ongoing liquidity needs, the highly competitive market for our products, the effects of sales and implementation cycles for our products on our quarterly results, difficulties in accurately estimating market growth, the consolidation of the information security industry, the impact of changing economic conditions, business conditions in the information security industry, our ability to manage acquisitions effectively, the impact of market peers and their products as well as risks concerning future technology and others identified in our Annual Report on Form 10-KSB, as amended, and other Securities and Exchange Commission filings. These filings can be obtained by contacting Intrusion Investor Relations.

Intrusion

Fourth Quarter 2007 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	December 31,	December 31,
	2007	2006
ASSETS

Current Assets:
Cash and cash equivalents	$362	$933
Accounts receivable, net of allowance for doubtful accounts of $40 in 2007 and $90 in 2006	110	844
Inventories, net	146	209
Prepaid expenses	75	198
Total current assets	693	2,184

Property and equipment, net	144	162
Other assets	39	41
TOTAL ASSETS	$876	$2,387

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Line of credit	$100	$200
Accounts payable and accrued expenses	688	1,099
Deferred revenue	312	367
Total current liabilities	1,100	1,666

Stockholders’ Equity (Deficit):
Preferred stock, $.01 par value:
Authorized shares — 5,000
Series 1 shares issued and outstanding — 260 Liquidation preference of $1,315 in 2007	918	918
Series 2 shares issued and outstanding — 460 Liquidation preference of $1,155 in 2007	724	724
Series 3 shares issued and outstanding — 354 in 2007, 469 in 2006 Liquidation preference of $776 in 2007	504	667
Common stock, $.01 par value:
Authorized shares — 80,000
Issued shares — 11,648 in 2007 and 8,306 in 2006 Outstanding shares — 11,638 in 2007 and 8,296 in 2006	116	83
Common stock held in treasury, at cost — 10 shares	(362)	(362)
Additional paid-in capital	55,527	53,947
Accumulated deficit	(57,472)	(55,077)
Accumulated other comprehensive loss	(179)	(179)
Total stockholders’ equity (deficit)	(224)	721
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$876	$2,387

Intrusion

Fourth Quarter 2007 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenue	$496	$1,451	$3,510	$5,242
Cost of revenue	192	580	1,376	2,204

Gross profit	304	871	2,134	3,038

Operating expenses:
Sales and marketing	413	487	1,933	2,714
Research and development	486	388	1,655	2,067
General and administrative	218	222	947	1,261

Operating loss	(813)	(226)	(2,401)	(3,004)

Interest income, net	3	1	5	45
Other income (expense), net	—	—	1	(65)

Loss before income taxes	(810)	(225)	(2,395)	(3,024)
Income tax provision	—	—	—	—
Net loss	(810)	(225)	(2,395)	(3,024)
Preferred stock dividends accrued	(43)	(44)	(173)	(175)
Net loss attributable to common stockholders	$(853)	$(269)	$(2,568)	$(3,199)

Net loss per share attributable to common stockholders (basic and diluted)	$(0.07)	$(0.04)	$(0.26)	$(0.45)
Weighted average shares outstanding (basic and diluted)	11,539	7,100	9,929	7,043